Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

Second QUARTER 2026 FINANCIAL RESULTS

Board of Directors Declared Total Dividends of $0.50 per Share for Third Quarter 2026
Base Dividend of $0.43 and Supplemental Dividend of $0.07 Per Share

EVANSTON, Ill., August 6, 2026 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the second quarter ended June 30, 2026.

Second Quarter 2026 Financial Highlights

•
Total investment income of $43.5 million
•
Net investment income of $18.7 million, or $0.49 per share
•
Adjusted net investment income of $18.9 million, or $0.50 per share(1)
•
Invested $98.0 million in debt and equity securities, including four new portfolio companies
•
Received proceeds from repayments and realizations of $39.2 million
•
Paid total dividends of $0.62 per share: regular quarterly dividend of $0.43 and a supplemental dividend of $0.19 per share on June 29, 2026
•
Net asset value (“NAV”) of $738.5 million, or $19.46 per share, as of June 30, 2026
•
Estimated spillover income (or taxable income in excess of distributions) as of June 30, 2026 of $38.0 million, or $1.00 per share

Management Commentary

“Fidus’ portfolio remains healthy with sound credit quality overall as of the end of the second quarter. While ongoing geopolitical uncertainties and market volatility weighed on activity levels during the quarter, we added $58.8 million in net originations to the portfolio, with a focus on highly structured first lien investments. In addition, our portfolio continued to perform well with debt investments generating adjusted net investment income in excess of the base dividend and equity investment monetizations delivering realized gains,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “Our portfolio remains well positioned to continue to deliver attractive risk adjusted returns for our shareholders.”

(1)
Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment adviser provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Second Quarter 2026 Financial Results

The following table provides a summary of our operating results for the three months ended June 30, 2026, as compared to the same period in 2025 (dollars in thousands, except per share data):

	Three Months Ended June 30,
	2026	2025	$ Change	% Change
Interest income	$36,502	$32,211	$4,291	13.3%
Payment-in-kind interest income	3,482	2,451	1,031	42.1%
Dividend income	862	631	231	36.6%
Fee income	2,096	3,884	(1,788)	(46.0%)
Interest on idle funds	560	793	(233)	(29.4%)
Total investment income	$43,502	$39,970	$3,532	8.8%

Net investment income	$18,692	$18,628	$64	0.3%
Net investment income per share	$0.49	$0.53	$(0.04)	(7.5%)

Adjusted net investment income (1)	$18,946	$19,959	$(1,013)	(5.1%)
Adjusted net investment income per share (1)	$0.50	$0.57	$(0.07)	(12.3%)

Net increase (decrease) in net assets resulting from operations	$19,963	$25,284	$(5,321)	(21.0%)
Net increase (decrease) in net assets resulting from operations per share	$0.53	$0.72	$(0.19)	(26.4%)

The $3.5 million increase in total investment income for the three months ended June 30, 2026, as compared to the same period in 2025, was primarily attributable to (i) a $5.3 million increase in total interest income (which includes payment-in-kind interest income) resulting from an increase in average debt investment balances outstanding, partially offset by a decrease in weighted average yield on debt investment balances outstanding, (ii) a $0.2 million increase in dividend income due to an increase in distributions received from equity investments, (iii) a $1.8 million decrease in fee income due to a decrease in prepayment and origination fees, and (iv) a $0.2 million decrease in interest on idle funds resulting from a decrease in average cash balances outstanding.

For the three months ended June 30, 2026, total expenses, including the base management fee waiver and income tax provision, were $24.8 million, an increase of $3.5 million, or 16.2% from the $21.3 million of total expenses, including the base management fee waiver and income tax provision, for the three months ended June 30, 2025. The increase was primarily attributable to (i) a $3.2 million increase in interest and financing expenses due to an increase in weighted average borrowings outstanding and weighted average interest rates of our debt outstanding, (ii) a $1.1 million net increase in the base management fee, including the base management fee waiver, due to higher average total assets, (iii) a $0.2 million decrease in the income incentive fee due to an decrease in pre-incentive fee net investment income during 2026 as compared to the same period in 2025, (iv) a $1.1 million decrease in the accrued capital gains incentive fee due to a net $5.4 million decrease in net gain on investments and realized losses on extinguishment of debt, and (v) a $0.4 million increase in professional fees due to an increase in proxy solicitation fees.

Net investment income was in-line with the prior period as a result of the $3.5 million increase in total investment income, offset by a $3.5 million increase in total expenses, including the base management fee waiver and income tax provision. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, was $0.50 per share compared to $0.57 per share in the prior year.

For the three months ended June 30, 2026, the total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, was $6.1 million, as compared to total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, of $(7.6) million for the same period in 2025.

Portfolio and Investment Activities

As of June 30, 2026, the fair value of our investment portfolio totaled $1.4 billion and consisted of 100 active portfolio companies and eight portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 102.0% of the related cost basis as of June 30, 2026. As of June 30, 2026, the debt investments of 61 portfolio companies bore interest at a variable rate, which represented $930.6 million, or 72.4%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of June 30, 2026, our average active portfolio company investment at amortized cost was $14.0 million, which excludes investments in eight portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 12.5% as of June 30, 2026. The weighted average yield was computed using the effective interest rates for debt investments at cost as of June 30, 2026, including the accretion of original issue discounts and loan origination fees, but excluding investments on non-accrual status and investments recorded as a secured borrowing.

Second quarter 2026 investment activity included the following new portfolio company investments:

•
Acorn VMS Holdco, LP (dba Oakline Holdings), an AI-enabled vertical market software platform. Fidus invested $11.2 million in first lien debt and committed up to an additional $0.4 million in a revolving loan.
•
BPCP Dcom, Inc., a leading asset-light managed waste services provider. Fidus committed $9.8 million in first lien debt.
•
National OnDemand, Inc., a provider of fiber construction, last-mile, and engineering services to telecommunication providers, electric cooperatives, and ISPs across the U.S. Fidus invested $15.4 million in first lien debt.
•
PureCars Technologies, LLC, a leading AI-enabled customer data management platform for automotive dealers and original equipment manufacturers. Fidus invested $21.5 million in first lien debt.

Liquidity and Capital Resources

As of June 30, 2026, we had $37.6 million in cash and cash equivalents, $1.7 million in restricted cash, and $112.4 million of unused capacity under our special purpose vehicle credit facility (the “SPV Credit Facility”). For the three months ended June 30, 2026, we received proceeds from the issuance of SBA debentures of $35.5 million, gross proceeds from the issuance of the June 2029 Notes (as defined below) of $120.0 million, and fully redeemed the outstanding $125.0 million of 3.50% Notes due November 2026. As of June 30, 2026, we had SBA debentures outstanding of $296.0 million, $120.0 million outstanding of our 6.625% Senior Unsecured Notes due June 2029 (the “June 2029 Notes”), and $200.0 million outstanding of our 6.75% Notes due March 2030 (the “March 2030 Notes” and together with the June 2029 Notes, the “Notes”). As of June 30, 2026, the weighted average interest rate on total debt outstanding was 5.8%.

Third Quarter 2026 Dividends Totaling $0.50 Per Share Declared

On August 3, 2026, our board of directors declared a base dividend of $0.43 per share and a supplemental dividend of $0.07 per share for the third quarter. The dividends will be payable on September 29, 2026, to stockholders of record as of September 15, 2026.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under GAAP due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2026 taxable income, as well as the tax attributes for 2026 dividends, will be made after the close of the 2026 tax year. The final tax attributes for 2026 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Subsequent Events

On July 24, 2026, we issued an additional $7.5 million in SBA debentures, which will bear interest at a fixed interim interest rate of 4.746% until the pooling date in September 2026.

On July 31, 2026, we exited our second lien and subordinated debt investments in Virtex Enterprises, LP, which had been on non-accrual status and previously written down. We received payment of $0.2 million, resulting in an aggregate realized loss of $11.0 million.

Second Quarter 2026 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, August 7, 2026. To participate in the conference call, please dial (844) 808-7136 approximately 10 minutes prior to the call. International callers should dial (412) 317-0534. Please ask to be joined into the Fidus Investment Corporation call.

A live webcast of the conference call will be available at http://investor.fdus.com/news-events/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and was licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain, including, but not limited to, statements about the future performance and financial condition of the Company, the prospects of our existing and prospective portfolio companies, the financial condition and ability of our existing and prospective portfolio companies to achieve their objectives, the timing, form and amount of any distributions or supplemental dividends in the future, and the level of deal activity and investment opportunities available to the Company. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, such as changes in the financial and lending markets, the impact of the general economy (including an economic downturn or recession), the impact of current geopolitical conditions, the impact of interest rate volatility, the uncertainty associated with the imposition of tariffs and trade barriers and changes in trade policy and its impact on our portfolio companies and our financial condition, and the impact of elevated levels of inflation on the Company’s business and its portfolio companies; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors related to changes in the markets in which the Company invests, changes in the financial, capital, and lending markets, and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	June 30,	December 31,
	2026	2025
ASSETS
Investments, at fair value:
Control investments (cost: $1,610 and $1,610, respectively)	$—	$—
Affiliate investments (cost: $77,086 and $75,208, respectively)	125,329	119,015
Non-control/non-affiliate investments (cost: $1,325,735 and $1,222,476, respectively)	1,307,582	1,205,738
Total investments, at fair value (cost: $1,404,431 and $1,299,294, respectively)	1,432,911	1,324,753
Cash and cash equivalents	37,599	69,995
Restricted cash	1,678	9,611
Interest receivable	27,716	21,414
Prepaid expenses and other assets	1,217	766
Total assets	$1,501,121	$1,426,539
LIABILITIES
SBA debentures, net of deferred financing costs	$288,070	$230,557
Notes, net of deferred financing costs	314,433	320,891
SPV Credit Facility, net of deferred financing costs	109,755	80,627
Secured borrowings	11,149	12,000
Accrued interest and fees payable	8,859	7,449
Base management fee payable, net of base management fee waiver – due to affiliate	6,180	5,596
Income incentive fee payable – due to affiliate	4,647	4,721
Capital gains incentive fee payable – due to affiliate	15,716	16,414
Administration fee payable and other, net – due to affiliate	521	988
Taxes payable	955	3,568
Accounts payable and other liabilities	2,358	1,829
Total liabilities	$762,643	$684,640
Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 37,954,364 and 37,954,364 shares
issued and outstanding at June 30, 2026 and December 31, 2025, respectively)	$38	$38
Additional paid-in capital	641,376	641,376
Total distributable earnings	97,064	100,485
Total net assets	738,478	741,899
Total liabilities and net assets	$1,501,121	$1,426,539
Net asset value per common share	$19.46	$19.55

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Investment Income:
Interest income
Control investments	$—	$—	$—	$—
Affiliate investments	1,609	1,074	3,150	2,168
Non-control/non-affiliate investments	34,893	31,137	67,640	60,362
Total interest income	36,502	32,211	70,790	62,530
Payment-in-kind interest income
Control investments	—	—	—	—
Affiliate investments	—	—	—	—
Non-control/non-affiliate investments	3,482	2,451	6,551	4,699
Total payment-in-kind interest income	3,482	2,451	6,551	4,699
Dividend income
Control investments	—	—	—	—
Affiliate investments	557	166	557	1,052
Non-control/non-affiliate investments	305	465	588	810
Total dividend income	862	631	1,145	1,862
Fee income
Control investments	—	—	—	—
Affiliate investments	10	8	24	16
Non-control/non-affiliate investments	2,086	3,876	11,015	5,995
Total fee income	2,096	3,884	11,039	6,011
Interest on idle funds	560	793	1,501	1,364
Total investment income	43,502	39,970	91,026	76,466
Expenses:
Interest and financing expenses	10,957	7,769	20,732	14,542
Base management fee	6,230	5,106	12,143	10,028
Incentive fee - income	4,647	4,854	10,481	9,448
Incentive fee (reversal) - capital gains	254	1,331	(698)	1,618
Administrative service expenses	778	754	1,549	1,356
Professional fees	1,672	1,298	2,977	2,246
Other general and administrative expenses	269	221	534	427
Total expenses before base management fee waiver	24,807	21,333	47,718	39,665
Base management fee waiver	(50)	(59)	(101)	(118)
Total expenses, net of base management fee waiver	24,757	21,274	47,617	39,547
Net investment income before income taxes	18,745	18,696	43,409	36,919
Income tax provision (benefit)	53	68	76	69
Net investment income	18,692	18,628	43,333	36,850
Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	—	(120)	—
Affiliate investments	1,189	—	1,189	10,066
Non-control/non-affiliate investments	5,236	(7,568)	(6,849)	(4,304)
Total net realized gain (loss) on investments	6,425	(7,568)	(5,780)	5,762
Income tax (provision) benefit from realized gains on investments	(318)	(79)	(416)	(1,929)
Net change in unrealized appreciation (depreciation):
Control investments	—	—	—	—
Affiliate investments	2,474	3,498	4,436	(3,392)
Non-control/non-affiliate investments	(7,116)	10,880	(1,415)	7,977
Total net change in unrealized appreciation (depreciation) on investments	(4,642)	14,378	3,021	4,585
Net gain (loss) on investments	1,465	6,731	(3,175)	8,418
Realized losses on extinguishment of debt	(194)	(75)	(311)	(326)
Net increase (decrease) in net assets resulting from operations	$19,963	$25,284	$39,847	$44,942
Per common share data:
Net investment income per share-basic and diluted	$0.49	$0.53	$1.14	$1.06
Net increase in net assets resulting from operations per share — basic and diluted	$0.53	$0.72	$1.05	$1.30
Dividends declared per share	$0.62	$0.54	$1.14	$1.08
Weighted average number of shares outstanding — basic and diluted	37,954,364	35,156,663	37,954,364	34,620,172

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and six months ended June 30, 2026 and 2025.

	($ in thousands)		($ in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2026	2025	2026	2025
Net investment income	$18,692	$18,628	$43,333	$36,850
Capital gains incentive fee expense (reversal)	254	1,331	(698)	1,618
Adjusted net investment income (1)	$18,946	$19,959	$42,635	$38,468

	(Per share)		(Per share)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2026	2025	2026	2025
Net investment income	$0.49	$0.53	$1.14	$1.06
Capital gains incentive fee expense (reversal)	0.01	0.04	(0.02)	0.05
Adjusted net investment income (1)	$0.50	$0.57	$1.12	$1.11

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income divided by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	Alliance Advisors IR
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@allianceadvisors.com